Exhibit 4.13

RESTRUCTURING AGREEMENT

(Leininger)

This Restructuring Agreement (“Agreement”) is entered into as of April 24, 2004 by and between ATX Technologies, Inc., a Texas corporation (“ATX”), ATX Group, Inc., a Delaware corporation (“ATX Group”), James R. Leininger, M.D. (“Leininger”), and the shareholders of ATX set forth on Schedule A hereto (collectively, together with Leininger, the “Leininger Shareholders”).

RECITALS:

WHEREAS, ATX and Leininger are parties to the following:

•	that certain Amended and Restated Convertible Note, dated as of July 13, 2001, made by ATX in favor of Leininger, a copy of which is attached as Exhibit A hereto (the “Restated Note”), with respect to which (i) all unpaid principal of and accrued and unpaid interest thereon is convertible by the holder into shares of common stock, par value $.01 per share, of ATX (“ATX Common Stock”) as provided therein, (ii) none of such conversion rights have been exercised, (iii) the outstanding principal balance is as of the date hereof is $23,213,283.08, (iv) the amount of Deferred Interest (as defined in the Restated Note) under the Restated Note is $6,026,799.14, and (v) all interest that previously accrued on both the outstanding principal and the Deferred Interest through December 28, 2003 has been paid;

•	that certain Investors’ Rights Agreement, dated as of June 23, 2000, by and among ATX, Vodafone Deutschland GmbH (as successor in interest to Mannesmann TeleCommerce GmbH), a German limited liability company (“Vodafone”), Leininger, Robert L. Cone (“Cone”) and Steven W. Riebel (“Riebel”), as amended by that certain Consent to Amendment of Investors’ Rights Agreement, dated as of November 1, 2000, and as further amended by that certain Joinder Agreement to Investors’ Rights Agreement, dated as of November 8, 2000, by and among Siebel Systems, Inc., a Delaware corporation (“Siebel”), ATX, Mannesmann, Leininger, Cone and Riebel (as amended, the “Investors’ Rights Agreement”), copies of which are attached as Exhibit B hereto;

•	that certain Voting Agreement, dated as of May 4, 2000, by and among ATX, Vodafone, and certain holders of ATX Common Stock, as amended by that certain Consent to Amendment of Voting Agreement, dated as of November 1, 2000, and as further amended by that certain Joinder Agreement to Voting Agreement, dated as of November 8, 2000, by and among Siebel, ATX, Vodafone and certain shareholders of ATX (as amended, the “Voting Agreement”), copies of which are attached as Exhibit C hereto;

•

that certain Right of First Refusal and Co-Sale Agreement, dated as of June 23, 2000, by and among ATX, Vodafone, and certain shareholders of ATX, as amended by that certain Consent to Amendment of Right of First Refusal and Co-Sale Agreement,

dated as of November 1, 2000, as further amended by that certain Joinder Agreement to Right of First Refusal and Co-Sale Agreement, dated as of November 8, 2000, by and among Siebel, ATX, Vodafone and certain shareholders of ATX, and as further amended by that certain First Amendment to Right of First Refusal and Co-Sale Agreement, dated as of July 13, 2001, by and among ATX, Vodafone, and certain shareholders of ATX (as amended, the “Co-Sale Agreement”), copies of which are attached as Exhibit D hereto; the Investors’ Rights Agreement, Voting Agreement and Co-Sale Agreement are sometimes collectively referred to herein as the “Preferred Stock Financing Agreements”;

•	that certain Amended and Restated Warrant to Purchase Shares of Common Stock, dated as of July 13, 2001 (amending and restating that certain Warrant to Purchase Shares of Common Stock dated as of March 11, 1998), originally for the purchase of up to 428,572 shares of ATX Common Stock at an exercise price of $1.75 per share, and currently exercisable at an exercise price of $1.74 per share (the “March 1998 Warrant”), a copy of which is attached as Exhibit E hereto;

•	that certain Amended and Restated Warrant to Purchase Shares of Common Stock, dated as of July 13, 2001 (amending and restating that certain Warrant to Purchase Shares of Common Stock dated as of July 6, 1998), originally for the purchase of up to 428,571 shares of ATX Common Stock at an exercise price of $1.75 per share, and currently exercisable at an exercise price of $1.74 per share (the “June 1998 Warrant”), a copy of which is attached as Exhibit F hereto; and

•	that certain Amended and Restated Warrant to Purchase Shares of Common Stock, dated as of July 13, 2001 (amending and restating that certain Warrant to Purchase Shares of Common Stock dated as of June 28, 1999), originally for the purchase of up to 1,250,000 shares of ATX Common Stock at an exercise price of $5.00 per share, and currently exercisable at an exercise price of $4.48 per share (the “1999 Warrant”), a copy of which is attached as Exhibit G hereto; the March 1998 Warrant, June 1998 Warrant and 1999 Warrant are sometimes collectively referred to herein as the “Warrants”;

WHEREAS, Leininger and Vodafone are parties to that certain Amended and Restated Agreement, dated as of July 13, 2001 (the “Note Restriction Agreement”); and

WHEREAS, each Leininger Shareholder holds the number of shares of ATX Common Stock and Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), set forth opposite its name on Schedule B hereto; and

WHEREAS, in contemplation of (i) a reorganization of ATX pursuant to which ATX will become a wholly-owned subsidiary of ATX Group pursuant to the merger of a wholly-owned subsidiary of ATX Group with and into ATX (the “ATX Reorganization”), whereby all holders of outstanding ATX Common Stock and preferred stock will receive, in exchange therefor, shares of common stock, par value $.01 per share, of ATX Group (“ATX Group Common Stock”), at a rate of at least 0.3, but no more than 0.5, shares of ATX Group Common Stock for each share of ATX Common Stock (such number, as finally determined by the board of directors of ATX, the “Exchange Ratio”) and (ii) a simultaneous underwritten public offering of shares of ATX Group Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, which will result in aggregate gross proceeds to ATX Group and any selling shareholders of not less than $50,000,000 (a “Qualified Public Offering”), the parties desire to enter into this Agreement to amend the Restated Note, the Preferred Stock Financing Agreements and the Warrants (collectively, the “Leininger Agreements”) and to take the other actions described herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Restructuring of Restated Note. The Restated Note is hereby amended and restated, in its entirety, as set forth as Exhibit A hereto and each reference to the Restated Note is and shall refer to such promissory note as amended and restated. ATX Group agrees to execute and deliver the Restated Note, as so amended and restated, to Leininger upon the full execution hereof.

2.	Restructuring of Warrants. Effective as of the consummation (closing and funding) of a Qualified Public Offering (the “Qualified Public Offering Closing”) on or prior to September 30, 2004:

(a)	ATX Group shall assume all rights and obligations of ATX under each Warrant (as amended by this Agreement).

(b)	Each reference in each Warrant to the term “Company” shall mean ATX Group, and each reference to the term “Common Stock” shall mean the ATX Group Common Stock.

(c)	Each Warrant shall be exercisable for the number of shares of ATX Group Common Stock equal to the product of (A) the number of shares of ATX Common Stock that were subject to such Warrant immediately prior to the effectiveness of the ATX Reorganization (the “Reorganization Effective Time”), multiplied by (B) the Exchange Ratio, rounded up to the nearest whole number of shares of ATX Group Common Stock.

(d)	The “Exercise Price” under each of the March 1998 and the June 1998 Warrants shall be equal to the quotient of (x) $1.74, divided by (y) the Exchange Ratio, and shall be subject to adjustment after the Reorganization Effective Time as provided in such Warrant (as amended by this Agreement).

(e)	The “Exercise Price” under the 1999 Warrant shall be equal to the quotient of (x) $4.48 divided by (y) the Exchange Ratio, and shall be subject to adjustment after the Reorganization Effective Time as provided in such Warrant (as amended by this Agreement).

(f)	Subsections 9.1(a) and (b) of each Warrant shall have no force or effect with respect to any shares issued (or deemed issued) in connection with the ATX Reorganization and/or the Qualified Public Offering, and each such subsection shall be deleted in its entirety from each Warrant effective as of the date of the Qualified Public Offering Closing (the “Qualified Public Offering Date”).

3.	Limited Power of Attorney and Proxy. Each Leininger Shareholder hereby irrevocably appoints the Chief Executive Officer and Chief Financial Officer of ATX, or either of them, as his or its, as applicable, sole and exclusive attorney and proxy, to vote and exercise all voting rights (including, without limitation, the power to execute and deliver written consents) with respect to all of the shares of capital stock that now are or hereafter may be beneficially owned by such Leininger Shareholder, at every meeting of the shareholders of ATX, in every written consent in lieu of such meeting and in any other action needed to effect the purposes hereof, on or prior to September 30, 2004, in favor of approval of, (a) the ATX Reorganization, pursuant to which, simultaneously with or immediately prior to, and contingent upon, the Qualified Public Offering Closing, (i) a wholly-owned subsidiary of ATX Group will merge with and into ATX, (ii) ATX will be the surviving corporation in the merger and will become a wholly-owned subsidiary of ATX Group and (iii) all outstanding shares of capital stock and rights to purchase capital stock of ATX will be converted into shares of capital stock and rights to purchase capital stock of ATX Group, and (b) the Qualified Public Offering, which may be at an offering price of less than $7.38 per share. Any and all prior proxies given by each Leininger Shareholder with respect to the voting of any shares on such matters are hereby revoked and each Leininger Shareholder agrees not to grant any subsequent proxies with respect to such matters. This proxy is irrevocable, is coupled with an interest, and is granted in consideration of ATX and ATX Group entering into this Agreement. The attorneys and proxies named above may not exercise this irrevocable proxy on any other matter except as provided above, and each Leininger Shareholder may vote his, her or its, as applicable, shares on all other matters. Notwithstanding anything to the contrary set forth herein, if the board of directors of ATX and/or ATX Group withdraws its authority to consummate the ATX Reorganization or the Qualified Public Offering, the proxies granted pursuant to this Section 3 shall immediately terminate and be of no further force or effect.

4.	Exchange of Stock. In connection with the ATX Reorganization, each Leininger Shareholder agrees to take all actions necessary to exchange, or cause to be exchanged, all shares of capital stock of ATX owned or controlled by such Leininger Shareholder, for shares of ATX Group Common Stock, pursuant to the terms of the ATX Reorganization. Each Leininger Shareholder shall surrender to ATX all certificates for such shares of capital stock of ATX, deliver all required notices, and perform all other actions required of such Leininger Shareholder to cause such exchange and all other transactions contemplated by the ATX Reorganization to be consummated.

5.	Preferred Stock Financing and Note Restriction Agreements.

(a)

Each Leininger Shareholder hereby forever and irrevocably waives any rights that might arise under Section 3 of the Co-Sale Agreement or Section 2 of the Investors’ Rights Agreement as a result of or related in any way to the ATX

Reorganization, the Qualified Public Offering, or any of the transactions contemplated thereby.

(b)	Each Leininger Shareholder hereby agrees that effective as of the Qualified Public Offering Closing, each of the Investors’ Rights Agreement, the Co-Sale Agreement and the Voting Agreement shall terminate in their entirety.

(c)	In furtherance of Section 5(b), each Leininger Shareholder hereby agrees that (i) Section 2 of the Voting Agreement is hereby amended to add the following paragraph as Section 2(b), and the first paragraph of Section 2 shall be numbered Section 2(a): “(b) In addition to the termination provision of Section 2(a), this Agreement shall terminate and be of no further force or effect as of the consummation (closing and funding) of a Qualified Public Offering (as hereafter defined) on or prior to September 30, 2004. “Qualified Public Offering” means an underwritten public offering of shares of common stock, par value $.01 per share, of ATX Group, Inc., a Delaware corporation (“ATX Group”) pursuant to a registration statement under the Securities Act of 1933, as amended, which will result in aggregate gross proceeds to ATX Group and any selling stockholders of not less than $50,000,000” and (ii) Section 9 of the Co-Sale Agreement is hereby amended to add the following paragraph as Section 9(b), and the first paragraph of Section 9 shall be numbered Section 9(a). “(b) In addition to the termination provision of Section 9(a), this Agreement shall terminate and be of no further force or effect as of the consummation (closing and funding) of a Qualified Public Offering (as hereafter defined) on or prior to September 30, 2004. “Qualified Public Offering” means an underwritten public offering of shares of common stock, par value $.01 per share, of ATX Group, Inc., a Delaware corporation (“ATX Group”) pursuant to a registration statement under the Securities Act of 1933, as amended, which will result in aggregate gross proceeds to ATX Group and any selling stockholders of not less than $50,000,000.”

(d)	Leininger hereby agrees that effective as of the Qualified Public Offering Closing, the Note Restriction Agreement shall terminate in its entirety.

6.	Board Designation Rights.

(a)	Effective as of the Qualified Public Offering Closing on or prior to September 30, 2004, and continuing thereafter until such time as Leininger ceases to beneficially own, directly or indirectly, at least 10% of the voting power of the outstanding capital stock of ATX Group, Leininger will be entitled to notify ATX Group of the name of two persons (one of whom may be Leininger himself) for recommendation to the Nominating and Corporate Governance Committee (or any other appropriate committee) of the board of directors of ATX Group as a nominee (the “Leininger Designees”) to said board on the terms and conditions set forth in this Section 6.

(b)	Subject to subsection (e) below, ATX Group shall take all such action as may be required under applicable law so that, effective as of the Qualified Public Offering

Date, the board of directors of ATX Group will include the Leininger Designees, and

(i)	if as of the Qualified Public Offering Date the board of directors of ATX Group shall be structured as a classified board, then at least one of the Leininger Designees shall be a member of the class of directors having a term extending until the 2007 annual meeting of stockholders of ATX Group; and

(ii)	if as of the Qualified Public Offering Date the board of directors of ATX Group is not a classified board, then at such time as ATX’s board of directors may become classified, at least one of the Leininger Designees shall be included in the class of directors initially elected for the longest period of time.

(c)	Subject to subsection (e) below, ATX Group shall cause each Leininger Designee to be submitted to the Nominating and Corporate Governance Committee (or any other appropriate committee) of the board of directors of ATX Group for election to the board of directors of ATX Group at each annual meeting of stockholders of ATX Group at which stockholders will vote on nominees for election to the respective classes in which the Leininger Designees are currently serving as a director (or in any action to elect directors by written consent of the stockholders to take such a vote). ATX Group will inform Leininger a reasonable time in advance of any date by which nominees must be submitted in order to be eligible for election to the ATX Group board of directors, and if Leininger fails to provide written notice of the names of the Leininger Designees on or before such date, then the Leininger Designees previously named by Leininger shall be deemed to be the Leininger Designees without further action by Leininger.

(d)	Subject to subsection (e) below, in the event that a vacancy is created on the board of directors of ATX Group at any time by the death, disability, retirement, resignation or removal (with or without cause) of a Leininger Designee, ATX Group and the remaining directors will cause the vacancy created thereby to be filled by a new designee of Leininger as soon as possible, who is designated in the manner specified in this Section 6, and ATX Group hereby agrees to take, or cause to be taken, at any time and from time to time, all actions necessary to accomplish the same.

(e)	Notwithstanding anything to the contrary set forth herein, nothing contained in this Section 6 shall require ATX Group to take any action, either now or in the future, that, in the opinion of its board of directors, is or would reasonably by likely to be inconsistent with, conflict with, or violate (i) any applicable law, (ii) the charter or bylaws of ATX Group, or (iii) the rules and regulations of any stock exchange or automated quotation service on which any securities of ATX Group are listed or quoted.

(f)	Leininger agrees, and shall cause each of his representatives (including the Leininger Designees) to agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with the exercise of Leininger’s rights under this Section 6, unless otherwise required by law or if such information has become publicly available through no fault of Leininger.

7.	Representations of the Leininger Shareholders. The Leininger Shareholders hereby represent and warrant to ATX and ATX Group, jointly and severally, as follows:

(a)	Each Leininger Shareholder is the sole record owner and controls the power to vote and dispose of the number of shares and class of capital stock of ATX set forth opposite such Leininger Shareholder’s name on Schedule B hereto.

(b)	Leininger is the sole beneficial and record owner of the Restated Note and each of the Warrants. Leininger has not sold, assigned or otherwise transferred any rights in the Restated Note or any of the Warrants to any other person, and Leininger is not a party to any agreement or instrument relating to the sale, assignment or other transfer of any rights in the Restated Note or any of the Warrants, other than this Agreement.

(c)	Except for this Agreement, the Preferred Stock Financing Agreements, and the other agreements and instruments listed in the recitals hereto, the Leininger Shareholders do not have any other options, warrants, rights (including conversion or preemptive rights or rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from ATX or ATX Group any shares of capital stock of ATX or ATX Group, or any securities convertible into or exchangeable for shares of capital stock of ATX or ATX Group. No Leininger Shareholder has granted any proxy or entered into any agreement or understanding with respect to the voting of any shares of capital stock of ATX or ATX Group, except as provided in this Agreement

8.	Legends.

Effective as of the Qualified Public Offering Closing, the Company shall cause the following legend to be added to the face of the Restated Note and each Warrant, or to otherwise be prominently affixed thereto:

“THIS INSTRUMENT HAS BEEN AMENDED BY AND IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RESTRUCTURING AGREEMENT, DATED AS OF APRIL 24, 2004. A TRANSFEREE OF THIS INSTRUMENT SHALL BE BOUND BY SUCH RESTRUCTURING AGREEMENT. A COPY OF SUCH RESTRUCTURING AGREEMENT MAY BE OBTAINED FROM THE HOLDER OF THIS INSTRUMENT OR FROM ATX TECHNOLOGIES, INC.”

9.	Amendment and Waiver.

Any term hereof may be amended or waived only by the written consent of ATX, ATX Group and Leininger. Any amendment or waiver not effected in accordance with this section shall be null and void and non-binding upon the parties hereto and their respective successors ad assigns. No waiver of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of such party or any other party hereto with respect to any subsequent breach.

10.	Adjustment.

All share and per share amounts herein are subject to proportional adjustment in the event of any stock split, reverse stock split, combination, recapitalization, reorganization or similar event occurring after the date hereof.

11.	Entire Agreement.

This Agreement and the schedules and exhibits hereto constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

12.	Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.

13.	Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, it being understood and agreed that (i) a merger of ATX or any successor (whether pursuant to the ATX Reorganization, for the purpose of reincorporation in another jurisdiction, or otherwise) shall not be deemed an assignment and (ii) Leininger may assign and transfer its rights under this Agreement to one or more affiliates (including, solely for the purposes of this Section 13, Leininger’s lineal descendants, family members, family trusts and family limited partnerships) of Leininger to which Leininger transfers capital stock of ATX (or subsequent to the ATX Reorganization, ATX Group), so long as each transferee agrees in writing to be bound by this Agreement to the same extent as Leininger. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns.

14.	Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflicts of law principles.

15.	Further Assurances.

From time to time, at the other party’s request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

16.	Severability.

If one or more provisions of or obligations under this Agreement are held to be invalid, illegal or unenforceable under applicable laws, rules or regulations (including the rules and regulations of any governing stock exchange or automated quotation service), then such provision or obligation shall be excluded from this Agreement, and the remaining provisions of and obligations under this Agreement shall be enforceable in full accordance with their terms.

17.	Acknowledgement.

The Leininger Shareholders hereby agree and acknowledge that they are aware that the amendment of the Preferred Stock Financing Agreements pursuant to the terms hereof shall have the intended effect of modifying the rights and obligations of certain entities and individuals who are not parties to this Agreement. The parties hereto further acknowledge that this Agreement has been entered into voluntarily and with the knowledge of the affect this Agreement will have on certain entities and individuals who are not parties hereto.

18.	Notices.

Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given and received when (a) delivered in person or by nationally recognized overnight delivery service, (b) received or rejected by the addressee if sent by certified or registered mail, return receipt requested, or (c) sent by facsimile, to the party to be notified at the address indicated for such party on the signature pages hereof, or at such other address as such party may designate by ten days’ advance written notice to the other parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restructuring Agreement as of the date first set forth above.

ATX TECHNOLOGIES, INC.

By:	/s/ Steven A. Millstein
Steven A. Millstein President and Chief Executive Officer

Address:	8550 Freeport Parkway
Irving, Texas 75063
	Attn:	Steven A. Millstein,
President
Facsimile: (972) 753-6275

with a copy to:	Andrew Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
	Attn:	David Washburn
Facsimile: (214) 659-4401

ATX GROUP, INC.

By:	/s/ Steven A. Millstein
Steven A. Millstein President and Chief Executive Officer

Address:	8550 Freeport Parkway
Irving, Texas 75063
	Attn:	Steven A. Millstein,
President
Facsimile: (972) 753-6275

with a copy to:	Andrew Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
	Attn:	David Washburn
Facsimile: (214) 659-4401

[Signature Page to Restructuring Agreement]

/s/ James R. Leininger, M.D.
James R. Leininger, M.D.

Address:	c/o Mission City Management
8122 Datapoint Dr., No. 900
San Antonio, TX 78229
Attn: Thomas W. Lyles
Facsimile:	(210) 614-5841

1987 CATHERINE A. LEININGER TRUST

1987 REBECCA R. LEININGER TRUST

1987 WHITNEY E. LEININGER TRUST

1996 CATHERINE A. LEININGER TRUST

1996 JOSE IVAN PADILLA TRUST

1996 PETER G. LEININGER TRUST

1996 REBECCA R. LEININGER TRUST

1996 WHITNEY E. LEININGER TRUST

By:	/s/ James R. Leininger
James R. Leininger Trustee

Address:	c/o Mission City Management
8122 Datapoint Dr., No. 900
San Antonio, TX 78229
Attn: Thomas W. Lyles
Facsimile:	(210) 614-5841

J&E INVESTMENTS

By:	/s/ James R. Leininger
James R. Leininger General Partner

Address:	c/o Mission City Management
8122 Datapoint Dr., No. 900
San Antonio, TX 78229
Attn: Thomas W. Lyles
Facsimile:	(210) 614-5841

[Signature Page to Restructuring Agreement]

Schedule A

Shareholders

James R. Leininger as Trustee for the 1987 Catherine A. Leininger Trust

James R. Leininger as Trustee for the 1987 Rebecca R. Leininger Trust

James R. Leininger as Trustee for the 1987 Whitney E. Leininger Trust

James R. Leininger as Trustee for the 1996 Catherine A. Leininger Trust

James R. Leininger as Trustee for the 1996 Jose Ivan Padilla Trust

James R. Leininger as Trustee for the 1996 Peter G. Leininger Trust

James R. Leininger as Trustee for the 1996 Rebecca R. Leininger Trust

James R. Leininger as Trustee for the 1996 Whitney E. Leininger Trust

J&E Investments

Schedule B

Shareholder	Common Stock	Series C Convertible Preferred Stock
James R. Leininger, M.D.	16,936,002	6,060,606
James R. Leininger as Trustee for the 1987 Catherine A. Leininger Trust	45,500	0
James R. Leininger as Trustee for the 1987 Rebecca R. Leininger Trust	45,500	0
James R. Leininger as Trustee for the 1987 Whitney E. Leininger Trust	45,500	0
James R. Leininger as Trustee for the 1996 Catherine A. Leininger Trust	204,500	0
James R. Leininger as Trustee for the 1996 Jose Ivan Padilla Trust	200,000	0
James R. Leininger as Trustee for the 1996 Peter G. Leininger Trust	136,333	0
James R. Leininger as Trustee for the 1996 Rebecca R. Leininger Trust	135,018	0
James R. Leininger as Trustee for the 1996 Whitney E. Leininger Trust	204,500	0
J&E Investments	42,849	0
Total	17,952,853	6,060,606

EXHIBIT A

Amended and Restated Convertible Note

EXHIBIT B

Investors’ Rights Agreement

EXHIBIT C

Voting Agreement

EXHIBIT D

Right of First Refusal and Co-Sale Agreement

EXHIBIT E

March 1998 Warrant

EXHIBIT F

July 1998 Warrant

EXHIBIT G

1999 Warrant

EXHIBIT H

Repayment Schedule for

Amended and Restated Convertible Note

(if no Qualified Public Offering on or prior to September 30, 2004)

(Attached)

EXHIBIT I

Form of Registration Rights Agreement